Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Investor Relations
ScanSource, Inc.
864 286-4305

SCANSOURCE REPORTS THIRD QUARTER RESULTS

*Sales increase 21% to $355.1 million

GREENVILLE, SC—April 28, 2005—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced financial results for its quarter ended March 31, 2005.

For the quarter ended March 31, 2005, net sales increased 21% to $355.1 million compared to $293.6 million for the quarter ended March 31, 2004. Quarterly operating income increased 2% to $13.4 million from $13.1 million for the comparable quarter in 2004. Net income increased 1% to $8.3 million for the quarter ended March 31, 2005 versus $8.2 million for the quarter ended March 31, 2004. Diluted earnings per share increased 2% to $0.64 per share, compared to $0.63 in the prior year quarter.

“We were satisfied with this quarter’s sales results, especially since there was some softening in end market demand in a couple of our key markets,” said Mike Baur, President and CEO of ScanSource. “The March quarter is always seasonally our toughest to predict, but we believe that we continued to gain market share across the board.”

ScanSource Reports Third Quarter Results

Forecast for Next Quarter

The Company announced its financial forecast for the fourth quarter of fiscal 2005. ScanSource expects net revenues for the June 2005 quarter could range from $365 million to $385 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

ScanSource Reports Third Quarter Results

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; communications products from Intel and NEC through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 90 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Third Quarter Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2005 (unaudited)	June 30, 2004 *
Assets

Current Assets
Cash	$2,780	$1,047
Trade & notes receivable, net	195,242	175,417
Other receivables	2,947	3,919
Inventories	195,491	182,868
Prepaid expenses and other assets	1,986	1,670
Deferred income taxes	8,340	8,440

Total current assets	406,786	373,361

Property and equipment, net	22,872	23,663
Goodwill	10,261	9,978
Other assets, including identifiable intangible assets	7,041	6,190

Total assets	$446,960	$413,192

Liabilities and Shareholders’ Equity

Current Liabilities
Current portion of long-term debt	$5,344	$854
Subsidiary lines of credit	950	—
Trade accounts payable	166,406	167,053
Accrued expenses and other liabilities	14,867	17,358

Total current liabilities	187,567	185,265

Deferred income taxes	1,152	1,058
Long-term debt	1,480	6,584
Borrowings under revolving credit facility	38,325	32,569
Other long-term liabilities	982	—

Total liabilities	229,506	225,476

Minority interest	992	1,072

Shareholders’ Equity
Common stock	65,091	61,856
Retained earnings	147,626	121,288
Accumulated other comprehensive income	3,745	3,500

Total shareholders’ equity	216,462	186,644

Total liabilities and shareholders’ equity	$446,960	$413,192

*	Derived from audited financial statements at June 30, 2004.

ScanSource Reports Third Quarter Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended March 31,		Nine months ended March 31,
	2005	2004	2005	2004
Net sales	$355,060	$293,574	$1,087,899	$859,014
Cost of goods sold	319,585	260,603	977,581	764,296

Gross profit	35,475	32,971	110,318	94,718

Selling, general & administrative expenses	22,093	19,828	67,515	61,032

Operating income	13,382	13,143	42,803	33,686

Other expense (income):
Interest expense	549	229	1,444	856
Interest income	(140)	(141)	(690)	(387)
Other expense (income)	(199)	(61)	(452)	(291)

Other expense (income), net	210	27	302	178

Income before income taxes and minority interest	13,172	13,116	42,501	33,508

Provision for income taxes	4,771	4,912	15,972	12,436

Income before minority interest	8,401	8,204	26,529	21,072

Minority interest in income of consolidated subsidiaries, net of income taxes	61	(17)	191	104

Net income	$8,340	$8,221	$26,338	$20,968

Per share data:
Net income per common share, basic	$0.66	$0.65	$2.09	$1.68

Weighted-average shares outstanding, basic	12,644	12,603	12,614	12,459

Net income per common share, assuming dilution	$0.64	$0.63	$2.01	$1.63

Weighted-average shares outstanding, assuming dilution	13,111	13,095	13,108	12,833